, 199




Dear           :

I  am  pleased to advise you that the Board of Directors  of  CUC
International  Inc.  (the  "Corporation")  on             ,   199
authorized  the  granting  to you of a  non-statutory  option  to
purchase        shares of common stock, $.01 par  value,  of  the
Corporation (the "Common Stock") at a price of $       per  share
(the "Exercise Price"), which the Board believes to be the fair market value on that date. Your option has been granted under the Company's 1992 Bonus and Salary Replacement Stock Option Plan (the "Plan").

Terms not defined herein shall have meaning set forth in the Plan.

Your option may be exercised under the following terms:


(a) This option shall not be transferrable except by will or the laws of descent and distribution;

(b)  Subject  to the provisions of paragraphs (e), (f),  (g)  and
     (h) hereof, this option may be exercisable by you as follows:

     You  may purchase                              of the Common
     Stock  for  which  options are herein granted  on  or  after
     ,199   and an additional         on or after each successive
     February 1.

     Your right to exercise this option shall be cumulative.  The
     Board of Directors of the Corporation may at any time accelerate the vesting of this option. This option shall expire on the tenth anniversary of the date of grant.

(c) If required by the Corporation, prior to the delivery to you of a certificate or certificates representing the shares of Common Stock purchased by you upon the exercise of this option, you shall have deposited with the Corporation a non-disposition letter (restricting disposition by you of the shares of Common Stock) in form satisfactory to counsel for the Corporation;

                              -2-

(d) In the event of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization, split-up, combination, or exchange of shares or the like, the number and kind of shares subject to this option and the Exercise Price shall be appropriately adjusted by the Board of Directors. The determination of the Board of Directors shall be final.

(e) Notwithstanding anything herein to the contrary, if the Board of Directors of the Corporation or any committee of the Board of Directors, after full consideration of the facts, finds by majority vote that you have engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of your employment by the Corporation, you shall forfeit all unexercised options for which the Corporation has not yet delivered share certificates, in each case whether such options are granted by this letter or otherwise. The decision of the Board of Directors of the Corporation or such committee shall be final.

(f) Subject to paragraph (e) hereof, if you die while in the employ of the Corporation or any of its affiliates or subsidiaries or if you die within a period of three (3) months after your employment has terminated, or if your employment is terminated by reason of permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")), this option shall become immediately exercisable in full and, in the case of your death, your estate shall have the right to exercise your options hereunder.

(g) Subject to paragraph (e) hereof, in the event your employment with the Corporation or any of its affiliates or subsidiaries is terminated for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), you shall be entitled to exercise your rights hereunder as if your employment had not been terminated.

(h) In the event of a "change in control," as hereinafter defined, your options shall become immediately exercisable. A "change in control" shall be deemed to have occurred if
     (i) a tender offer shall be made and consummated for the ownership of 51% or more of the outstanding voting securities of the Corporation, (ii) the Corporation shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 60% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Corporation, other than affiliates (within the meaning of the Securities and Exchange Act of 1934, as amended (the "1934 Act")) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Corporation shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary, or (iv) a person within the meaning of Section 3 (a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the 1934 Act, shall acquire 40% or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the 1934 Act.

                               -3-


(i) You may pay for shares purchased pursuant hereto (together with any withholding taxes due with respect thereto) in cash or by check at the time of exercise or with any other legal consideration that may be acceptable to the Board of Directors of the Corporation in its sole discretion at the time of exercise.

When you wish to exercise your stock option in whole or in part, please refer to the provisions of this letter and correspond in writing with the Secretary of the Corporation. This is not an incentive stock option under Section 422A of the Code. This option may be subject to approval by the Corporation's stockholders.

Very truly yours,




E. Kirk Shelton
President and Chief Operating Officer



EKS:feh
bonrep92